                     ARMSTRONG REPORTS DISCOLORATION IMPACT

LANCASTER, PA., October 3, 1996--Armstrong World Industries announced today that its third-quarter after-tax earnings will be adversely affected by approximately $22 million or $0.53 per share due to costs associated with the discoloration of a limited portion of its Residential Inlaid Color Sheet Flooring product lines. As reported earlier, in July the company's early warning processes, including information from retailers, indicated that a discoloration was occurring in a limited number of inlaid product lines: Designer, Designer II, Fundamentals and VIOS. The source of the discoloration was identified and traced to a raw material used in certain of our production over a nine-month period potentially affecting less than 4 percent of total flooring unit volume produced in the United States or approximately 4.5 million square yards. Manufacturing production was stopped for about ten days in August in order to replace the problem raw material, and new product deliveries began through regular distribution channels shortly thereafter. The discoloration problem is visual only and there are no health, environmental or safety concerns, nor does the discoloration impact the performance of these products.

The costs associated with the discoloration issue include approximately $20 million, or $13 million after tax, associated with the writedown to realizable value of inventory on hand at Armstrong or to be returned from independent wholesalers. Additionally, based on current and estimated future claims, the company will establish a contingency reserve of $14 million, or $9 million after tax, to cover the potential cost of removing and replacing discolored product installed in consumers' homes. Armstrong will continue to monitor claims levels on these products and may make further adjustments in the reserve based on experience. Consumer claims for discoloration are being made through the company's normal claims process. While some insurance and other recoveries may be available, the amount and timing of these recoveries cannot be determined at this time. The company's third-quarter earnings report is currently scheduled for release on October 14.